Preliminary Pricing Supplement STR-26 (To the Prospectus dated June 30, 2017, the Prospectus Supplement dated June 30, 2017, and the Product Supplement EQUITY INDICES STR-1 dated July 13, 2017)	Subject to Completion Preliminary Pricing Supplement dated July 31, 2018	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	August , 2018 August , 2018 August , 2024
*Subject to change based on the actual date the notes are priced for initial sale to the public (the "pricing date")

Strategic Accelerated Redemption Securities® Linked to the EURO STOXX 50® Index

▪     Automatically callable if the closing level of the Index on any Observation Date, occurring approximately one, two, three, four, five and six years after the pricing date, is at or above the Starting Value

▪     In the event of an automatic call, the amount payable per unit will be:

▪     [$11.175 to $11.275] if called on the first Observation Date

▪     [$12.350 to $12.550] if called on the second Observation Date

▪     [$13.525 to $13.825] if called on the third Observation Date

▪     [$14.700 to $15.100] if called on the fourth Observation Date

▪     [$15.875 to $16.375] if called on the fifth Observation Date

▪     [$17.050 to $17.650] if called on the final Observation Date

▪     If not called on the first five Observation Dates, a maturity of approximately six years

▪     If not called, 1-to-1 downside exposure to decreases in the Index, with up to 100% of your principal at risk

▪     All payments are subject to the credit risk of Credit Suisse AG

▪     No periodic interest payments

▪     In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”.

▪     Limited secondary market liquidity, with no exchange listing

▪     The notes are senior unsecured debt securities and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction

The notes are being issued by Credit Suisse AG (“Credit Suisse”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-8 of this term sheet and beginning on page PS-7 of product supplement EQUITY INDICES STR-1.

The initial estimated value of the notes as of the pricing date is expected to be between $9.57 and $9.87 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” on page TS-16 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)	$ 10.000	$
Underwriting discount(1)	$ 0.20	$
Proceeds, before expenses, to Credit Suisse	$ 9.80	$
(1)	For any purchase of 500,000 units or more in a single transaction by an individual investor or in combined transactions with the investor's household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

August , 2018

Strategic Accelerated Redemption Securities® Linked to the EURO STOXX 50® Index, due August , 2024

Summary

The Strategic Accelerated Redemption Securities® Linked to the EURO STOXX 50® Index, due August , 2024 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction and are not secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Credit Suisse. The notes will be automatically called at the applicable Call Amount if the closing level of the Market Measure, which is the EURO STOXX 50® Index (the “Index”), on any Observation Date is equal to or greater than the Starting Value. If your notes are not called, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Call Amounts and Call Premiums) are based on the rate we are currently paying to borrow funds through the issuance of market-linked notes (our “internal funding rate”) and the economic terms of certain related hedging arrangements. Our internal funding rate for market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit rate”). This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. These costs will be effectively borne by you as an investor in the notes, and will be retained by us and MLPF&S or any of our respective affiliates in connection with our structuring and offering of the notes. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This range of estimated values reflects terms that are not yet fixed and was determined based on our valuation of the theoretical components of the notes in accordance with our pricing models. These include a theoretical bond component valued using our internal funding rate, and theoretical individual option components valued using mid-market pricing. You will not have any interest in, or rights to, the theoretical components we use to determine the estimated value of the notes. The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-16.

Terms of the Notes		Payment Determination
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch.

Automatic Call Provision:

Redemption Amount Determination:

If the notes are not called you will receive the Redemption Amount per unit on the maturity date, determined as follows:

Because the Threshold Value for the notes is equal to the Starting Value, you will lose all or a portion of your investment if the Ending Value is less than the Starting Value.

Principal Amount:	$10.00 per unit.
Term:	Approximately six years, if not called on any of the first five Observation Dates.
Market Measure:	The EURO STOXX 50® Index (Bloomberg symbol: "SX5E"), a price return index.
Starting Value:	The closing level of the Market Measure on the pricing date.
Ending Value:	The Observation Level of the Market Measure on the final Observation Date.
Observation Level:	The closing level of the Market Measure on any Observation Date.
Observation Dates:

August , 2019, August , 2020, August , 2021, August , 2022, August , 2023 and August , 2024 (the final Observation Date), approximately one, two, three, four, five and six years after the pricing date.

The Observation Dates are subject to postponement if a Market Disruption Event occurs, as described on page PS-19 of product supplement EQUITY INDICES STR-1.

Call Level:	100% of the Starting Value.
Call Amounts (per Unit) and Call Premiums:

[$11.175 to $11.275], representing a Call Premium of [11.75% to 12.75%] of the principal amount, if called on the first Observation Date;

[$12.350 to $12.550], representing a Call Premium of [23.50% to 25.50%] of the principal amount, if called on the second Observation Date;

[$13.525 to $13.825], representing a Call Premium of [35.25% to 38.25%] of the principal amount, if called on the third Observation Date;

[$14.700 to $15.100], representing a Call Premium of [47.00% to 51.00%] of the principal amount, if called on the fourth Observation Date;

[$15.875 to $16.375], representing a Call Premium of [58.75% to 63.75%] of the principal amount, if called on the fifth Observation Date; and

[$17.050 to $17.650], representing a Call Premium of [70.50% to 76.50%] of the principal amount, if called on the final Observation Date.

The actual Call Amounts and Call Premiums will be determined on the pricing date.

Strategic Accelerated Redemption Securities®	TS-2

Strategic Accelerated Redemption Securities® Linked to the EURO STOXX 50® Index, due August , 2024

Call Settlement Dates:

Approximately the fifth business day following the applicable Observation Date, subject to postponement as described on page PS-19 of product supplement EQUITY INDICES STR-1; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.

Threshold Value:	100% of the Starting Value.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-4.
Joint Calculation Agents:	Credit Suisse International and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), acting jointly.

Strategic Accelerated Redemption Securities®	TS-3

Strategic Accelerated Redemption Securities® Linked to the EURO STOXX 50® Index, due August , 2024

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY INDICES STR-1 dated July 13, 2017: https://www.sec.gov/Archives/edgar/data/1053092/000095010317006713/dp78238_424b2-str1.htm

▪	Prospectus supplement and prospectus dated June 30, 2017: https://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Credit Suisse.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪    You anticipate that the closing level of the Index on any of the Observation Dates will be equal to or greater than the Starting Value and, in the case that the closing level of the Index is equal to or greater than the Starting Value on any Observation Date prior to the Final Observation Date, you accept an early exit from your investment.

▪    You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the level of the Index is significantly greater than the applicable Call Premium.

▪    If the notes are not called, you accept that your investment will result in a loss, which could be significant.

▪    You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪    You are willing to forgo dividends or other benefits of owning the stocks included in the Index.

▪    You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪     You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

▪    You wish to make an investment that cannot be automatically called prior to maturity.

▪    You believe that the level of the Index will decrease from the Starting Value to the Ending Value.

▪    You anticipate that the Observation Level will be less than the Call Level on each Observation Date.

▪    You seek an uncapped return on your investment.

▪    You seek principal repayment or preservation of capital.

▪    You seek interest payments or other current income on your investment.

▪    You want to receive dividends or other distributions paid on the stocks included in the Index.

▪    You seek an investment for which there will be a liquid secondary market.

▪    You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Strategic Accelerated Redemption Securities®	TS-4

Strategic Accelerated Redemption Securities® Linked to the EURO STOXX 50® Index, due August , 2024

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Levels, Call Premiums, and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	a Starting Value of 100.00;

2)	a Threshold Value of 100.00;

3)	a Call Level of 100.00;

4)	an expected term of the notes of approximately six years, if the notes are not called on any of the first five Observation Dates;

5)	a Call Premium of 12.25% of the principal amount if the notes are called on the first Observation Date, 24.50% if called on the second Observation Date, 36.75% if called on the third Observation Date, 49.00% if called on the fourth Observation Date, 61.25% if called on the fifth Observation Date and 73.50% if called on the final Observation Date (the midpoint of the applicable Call Premium ranges); and

6)	Observation Dates occurring approximately one, two, three, four, five and six years after the pricing date.

The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value of the Market Measure. For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Strategic Accelerated Redemption Securities®	TS-5

Strategic Accelerated Redemption Securities® Linked to the EURO STOXX 50® Index, due August , 2024

Notes Are Called on an Observation Date

The notes will be called at $10.000 plus the applicable Call Premium on one of the Observation Dates if the Observation Level is equal to or greater than the Call Level.

Example 1 - The Observation Level on the first Observation Date is 110.00. Therefore, the notes will be called at $10.000 plus the Call Premium of $1.225 = $11.225 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 2 - The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.000 plus the Call Premium of $2.450 = $12.450 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 3 - The Observation Levels on the first and second Observation Dates are below the Call Level, but the Observation Level on the third Observation Date is 105.00. Therefore, the notes will be called at $10.000 plus the Call Premium of $3.675 = $13.675 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 4 - The Observation Levels on the first, second and third Observation Dates are below the Call Level, but the Observation Level on the fourth Observation Date is 110.00. Therefore, the notes will be called at $10.000 plus the Call Premium of $4.900 = $14.900 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 5 - The Observation Levels on the first, second, third and fourth Observation Dates are below the Call Level, but the Observation Level on the fifth Observation Date is 105.00. Therefore, the notes will be called at $10.000 plus the Call Premium of $6.125 = $16.125 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 6 - The Observation Levels on the first, second, third, fourth and fifth Observation Dates are below the Call Level, but the Observation Level on the sixth and final Observation Date is 105.00. Therefore, the notes will be called at $10.000 plus the Call Premium of $7.350 = $17.350 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Notes Are Not Called on Any Observation Date

Example 7 - The notes are not called on any Observation Date. The Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if the Ending Value is 85.00, the Redemption Amount per unit will be:

Strategic Accelerated Redemption Securities®	TS-6

Strategic Accelerated Redemption Securities® Linked to the EURO STOXX 50® Index, due August , 2024

Summary of the Hypothetical Examples

	Notes Are Called on an Observation Date						Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6	Example 7
Starting Value	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Threshold Value	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Observation Level on the First Observation Date	110.00	90.00	90.00	90.00	90.00	90.00	88.00
Observation Level on the Second Observation Date	N/A	105.00	90.00	90.00	90.00	90.00	78.00
Observation Level on the Third Observation Date	N/A	N/A	105.00	90.00	90.00	90.00	85.00
Observation Level on the Fourth Observation Date	N/A	N/A	N/A	110.00	90.00	90.00	95.00
Observation Level on the Fifth Observation Date	N/A	N/A	N/A	N/A	105.00	90.00	95.00
Observation Level on the Final Observation Date	N/A	N/A	N/A	N/A	N/A	105.00	85.00
Return of the Index	10.00%	5.00%	5.00%	10.00%	5.00%	5.00%	-15.00%
Return of the Notes	12.25%	24.50%	36.75%	49.00%	61.25%	73.50%	-15.00%
Call Amount / Redemption Amount per Unit	$11.225	$12.450	$13.675	$14.900	$16.125	$17.350	$8.50

Strategic Accelerated Redemption Securities®	TS-7

Strategic Accelerated Redemption Securities® Linked to the EURO STOXX 50® Index, due August , 2024

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY INDICES STR-1 identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called, your investment will result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the stocks included in the Index.

▪	The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our proprietary pricing models. These pricing models consider certain factors, such as our internal funding rate on the pricing date, interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect. Because our pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by us (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar notes of other issuers.

▪	Our internal funding rate for market-linked notes is typically lower than our secondary market credit rates, as further described in “Structuring the Notes” on page TS-16. Because we use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be greater than if we had used our secondary market credit rates in valuing the notes.

▪	The public offering price you pay for the notes will exceed the initial estimated value. This is due to, among other transaction costs, the inclusion in the public offering price of the underwriting discount and the hedging related charge, as further described in “Structuring the Notes” on page TS-16.

▪	Assuming no change in market conditions or other relevant factors after the pricing date, the market value of your notes may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the inclusion in the public offering price of the underwriting discount and the hedging related charge and the internal funding rate we used in pricing the notes, as further described in “Structuring the Notes” on page TS-16. These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of the notes, including changes in the level of the Index, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. MLPF&S has advised us that any repurchases by them or their affiliates will be made at prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups. If you sell your notes to a dealer other than MLPF&S in a secondary market transaction, the dealer may impose its own discount or commission. MLPF&S has also advised us that, at its discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. That higher price reflects costs that were included in the public offering price of the notes, and that higher price may also be initially used for account statements or otherwise. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪	Your return on the notes and the value of the notes may be affected by factors affecting the international securities markets, specifically changes within the Eurozone. In addition, you will not obtain the benefit of any increase in the value of the euro against the U.S. dollar which you would have received if you had owned the securities in the Index during the term of your notes, although the level of the Index may be adversely affected by general exchange rate movements in the market.

▪	Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in shares of companies included in the Index), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

▪	You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪	While we, MLPF&S or our respective affiliates may from time to time own securities of companies included in the Index, we, MLPF&S and our respective affiliates do not control any company included in the Index, and have not verified any disclosure made by any other company.

Strategic Accelerated Redemption Securities®	TS-8

Strategic Accelerated Redemption Securities® Linked to the EURO STOXX 50® Index, due August , 2024

▪	There may be potential conflicts of interest involving the calculation agents, one of which is our affiliate and one of which is MLPF&S. We have the right to appoint and remove the calculation agents.

▪	As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part.

▪	The U.S. federal tax consequences of an investment in the notes are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

Other Terms of the Notes

The provisions of this section supersede and replace the definition of “Market Measure Business Day” set forth in product supplement EQUITY INDICES STR-1.

Market Measure Business Day

A “Market Measure Business Day” means a day on which:

(A) the Eurex (or any successor) is open for trading; and

(B) the Index or any successor thereto is calculated and published.

Strategic Accelerated Redemption Securities®	TS-9

Strategic Accelerated Redemption Securities® Linked to the EURO STOXX 50® Index, due August , 2024

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by,STOXX Limited (“STOXX” or the “Index sponsor”). The Index sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section entitled “Description of the Notes - Discontinuance of an Index” beginning on page PS-21 of product supplement EQUITY INDICES STR-1. None of us, the calculation agents, or MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

The Index is composed of 50 component stocks of market sector leaders from within the EURO STOXX® Supersector indices in terms of free float market capitalization, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the Index began on February 26, 1998, based on an initial index level of 1,000 at December 31, 1991. The Index is published in The Wall Street Journal and disseminated on the STOXX Limited website, which sets forth, among other things, the country and industrial sector weightings of the securities included in the Index, and updates these weightings at the end of each quarter. The Index is reported by Bloomberg under the ticker symbol “SX5E.”

On March 1, 2010, STOXX Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the Index.

Methodology of the Index

The composition of the Index is reviewed annually in September, based on the closing stock data on the last trading day in August. The component stocks are announced on the first trading day in September. Changes in the composition of the Index are made to ensure that the Index includes 50 market sector leaders from within the Index. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day.

The composition of the Index is also reviewed monthly to ensure that component stocks still remain eligible for inclusion. The announcement will be on the first trading day of the month after close of the relevant markets. Any resulting changes from the monthly review are implemented on the close of the fifth trading day following the monthly review and are effective the next trading day. All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. The announcement will be on the first trading day of the month after market close. The implementation is effected together with that of the STOXX Total Market Indices. A current list of the issuers that comprise the Index is available on the STOXX Limited website. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this term sheet.

The free float factors for each component stock used to calculate the Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Each component’s weight is capped at 10% of the Index’s total free float market capitalization.

The Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Computation of the Index

The Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Index value can be expressed as follows:

The “free float market capitalization of the Index” is equal to the sum of the product of the price, number of shares outstanding and free float factor for each component stock as of the time the Index is being calculated. The free float factor reduces the number of shares outstanding to the actual amount available on the market. All fractions of the total number of shares that are larger than 5% and whose holding is of a long-term nature are excluded from the index calculation. The free float factor typically excludes cross-ownership (stock owned either by the company itself or other companies), government ownership, private ownership, and restricted shares that cannot be traded during a certain period or have a foreign ownership restriction. Block ownership is not applied for holdings of custodian nominees, trustee companies, mutual funds, investment companies with short-term investment strategies, pension funds and similar entities.

The Index is also subject to a divisor, which is adjusted to maintain the continuity of SX5E values despite changes due to corporate actions. All corporate actions and dividends are implemented at the effective date (ex-date); i.e., with corporate actions where cash or other corporate assets are distributed to shareholders, the price of the stock will decrease on the ex-date. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable). If the new shares

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have a dividend disadvantage — i.e., the new shares have a different dividend from that paid on the old shares — the price for these new shares will be adjusted according to the gross dividend amount. The divisor may increase, decrease or be held constant.

DIVISOR:	Decrease

A) Cash dividend (applies to return indices only)

adjusted price (net return) = closing price − announced dividend * (1 − withholding tax)

adjusted price (gross return) = closing price − announced dividend

DIVISOR:	Decrease	B) Special Cash dividend (applies to price and return indices) adjusted price = closing price − announced dividend * (1 − withholding tax if applicable)
DIVISOR:	Constant	C) Split and Reverse Split adjusted price = closing price * A / B new number of shares = old number of shares * B / A
DIVISOR:	Increase	D) Rights Offering adjusted price = (closing price * A + subscription price * B) / (A + B) new number of shares = old number of shares * (A + B) / A
DIVISOR:	Constant	E) Stock Dividend adjusted price = closing price * A / (A + B) new number of shares = old number of shares * (A + B) / A
Decrease

F) Stock Dividend (from treasury stock)

If treated as regular cash dividend, only the return indices are adjusted.

adjusted price = closing price – closing price * B / (A + B)

If treated as extraordinary dividend, the price and the return indices are adjusted.

adjusted price = closing price – closing price * B / (A + B)

DIVISOR:	Decrease	G) Stock Dividend of a Different Company Security adjusted price = (closing price * A − price of the different company security * B) / A
DIVISOR:	Decrease	H) Return of Capital and Share Consolidation adjusted price = (closing price − capital return announced by company * (1 − withholding tax)) * A / B new number of shares = old number of shares * B / A
DIVISOR:	Decrease

I) Repurchase Shares-Self-Tender

adjusted price = ((price before tender * old number of shares) − (tender price * number of tendered shares)) / (old number of shares − number of tendered shares)

new number of shares = old number of shares − number of tendered shares

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DIVISOR:	Decrease	J) Spinoff adjusted price = (closing price * A − price of spun-off shares * B) / A
DIVISOR:		K) Combination Stock Distribution (Dividend or Split) and Rights Offering Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held:
Increase

● If rights are applicable after stock distribution (one action applicable to other)

adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]

new number of shares = old number of shares * [(A + B) * (1 + C / A)] / A

Increase

● If stock distribution is applicable after rights (one action applicable to other)

adjusted price = [closing price * A + subscription price * C] / [(A + C) * (1 + B / A)]

new number of shares = old number of shares * [(A + C) * (1 + B / A)] / A

DIVISOR:	Increase

● Stock distribution and rights (neither action is applicable to the other)

adjusted price = [closing price * A + subscription price * C] / [A + B + C]

new number of shares = old number of shares * [A + B + C] / A

L) Addition/Deletion of a Company No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
M) Free float and Share Changes No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

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The following graph shows the daily historical performance of the Index in the period from January 1, 2008 through July 25, 2018. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 25, 2018, the closing level of the Index was 3,468.45.

Historical Performance of the Index

4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
Jan-08
Jul-08
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Jul-18

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Index.

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License Agreement

We have entered into an agreement with STOXX Limited providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Index, which is owned and published by STOXX Limited, in connection with certain securities, including the notes.

STOXX Limited and its licensors (the “Licensors”) have no relationship to us, other than the licensing of the Index and the related trademarks for use in connection with the notes.

STOXX Limited and its Licensors do not sponsor, endorse, sell or promote the notes; recommend that any person invest in the notes; have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes; have any responsibility or liability for the administration, management or marketing of the notes; or consider the needs of the notes or the owners of the notes in determining, composing or calculating the Index or have any obligation to do so.

STOXX Limited and its Licensors will not have any liability in connection with the notes. Specifically, STOXX Limited and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about: the results to be obtained by the notes, the owners of the notes or any other person in connection with the use of the Index and the data included in the Index; the accuracy or completeness of the Index and its data; and the merchantability and the fitness for a particular purpose or use of the Index and its data. STOXX Limited and its Licensors will have no liability for any errors, omissions or interruptions in the Index or its data. Under no circumstances will STOXX Limited or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX Limited or its Licensors knows that they might occur.The licensing agreement between us and STOXX Limited is solely for our benefit and the benefit of STOXX Limited and not for the benefit of the owners of the notes or any other third parties.

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Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S has advised us as follows: They or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. MLPF&S has informed us that at MLPF&S’s discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

MLPF&S has informed us that, as of the date of this term sheet, it expects that if you hold your notes in a MLPF&S account, the value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do; and that estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. Any such price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Credit Suisse or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

•	the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•	a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•	a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill Lynch financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

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Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Index. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, the internal funding rate we use in pricing market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market. Because we use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be higher than if the initial estimated value was based our secondary market credit rates.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-7 and “Supplemental Use of Proceeds and Hedging” on page PS-17 of product supplement EQUITY INDICES STR-1.

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United States Federal Income Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the securities is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued in 2018 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the securities relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.

“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent company of MLPF&S.

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